Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA  17061

1-866-642-7736

CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Michael D. Peduzzi, CPA Chief Financial Officer

MID PENN BANCORP, INC. REPORTS RECORD 2020 ANNUAL EARNINGS

AND DECLARES DIVIDEND

January 28, 2021 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB), the parent company of Mid Penn Bank (the “Bank”), today reported net income to common shareholders (earnings) for the year ended December 31, 2020 of $26,209,000 or $3.11 per common share basic and $3.10 per share diluted, compared to earnings of $17,701,000 or $2.09 per common share basic and diluted for the year ended December 31, 2019. The basic earnings per share for the year ended December 31, 2020 reflect an increase of 49 percent compared to the earnings per share for the same period in the prior year, and reflect the highest annual earnings on record since Mid Penn Bancorp, Inc. was formed as a bank holding company in 1991.  Earnings for the fourth quarter of 2020 were $9,011,000 or $1.07 per common share basic and $1.06 per share diluted, which was more than double when compared to earnings of $4,408,000 or $0.52 per common share basic and diluted for the fourth quarter ended December 31, 2019.

Mid Penn also reported that, based upon its fourth quarter and 2020 full-year results, on January 27, 2021, the Board of Directors of Mid Penn Bancorp, Inc. declared a quarterly dividend of $0.19 per common share, payable on February 22, 2021, to shareholders of record as of February 10, 2021.

Tangible book value per common share, a non-GAAP measure that is regularly reported in the banking industry and the most directly comparable non-GAAP measure to book value per share, was $22.39 as of December 31, 2020, reflecting an increase for the year of $2.43 or 12 percent compared to the tangible book value per common share of $19.96 as of December 31, 2019.  The GAAP measure of book value per share increased 8 percent for the year to $30.37 as of December 31, 2020, compared to $28.05 as of December 31, 2019.  Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Measures (Unaudited)” for a discussion of our use of non-GAAP adjusted financial information, which includes tables reconciling GAAP and non-GAAP adjusted financial measures for the periods ended December 31, 2020, December 31, 2019, and certain other periods.

Mid Penn also reported total assets of $2,998,948,000 as of December 31, 2020, reflecting an increase of $767,773,000 or 34 percent compared to total assets of $2,231,175,000 as of December 31, 2019.  Included in this increase is the significant volume of $388,313,000 of Paycheck Protection Program (“PPP”) loans outstanding, net of deferred fees, as of December 31, 2020.  Mid Penn is a significant PPP lender under this program which was created when the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was signed into law on March 27, 2020. Total core banking loans (total loans excluding both the PPP portfolio and mortgage loans held for sale) increased to $1,995,728,000 as of December 31, 2020, representing an annualized core loan growth rate of over 13 percent since the end of 2019.  The asset growth was funded by both (i) $562,186,000 of deposit growth, representing an annual deposit growth rate of over 29 percent, including an increase of $226,188,000 in  noninterest-bearing deposits for the year ended December 31, 2020; and (ii) a $167,829,000 net increase in borrowings, including $125,617,000 of funding obtained from the Federal Reserve through the Paycheck Protection Program Liquidity Facility (“PPPLF”).  Under the PPPLF, the Federal Reserve supplies financing to the Bank at a rate of 35 basis points (0.35%) for a term and amount determined based on the principal amount of PPP loans fully and specifically pledged as collateral in support of the PPPLF borrowings.  Draws of PPPLF funds must be repaid to the Federal Reserve immediately after the specific PPP loans collateralizing the related draws are repaid to the Bank.

PRESIDENT’S STATEMENT

We are proud to announce these fourth quarter and full year 2020 results of operations to our shareholders. As will be seen with a close analysis of these numbers, it was the best overall performance in the history of Mid Penn.

For the year, organic loan growth (excluding Paycheck Protection Program loans discussed below) was 13 percent, accomplished with the origination of over $1.1 billion in commercial, consumer, and residential loans during 2020. While the yield on those loans was down due to a significant decrease in market interest rates, we maintained a healthy net interest margin with a solid 29 percent organic deposit growth. The importance of maintaining a healthy net interest margin is crucial to a successful year. Equally as important to our overall success is the maintenance of pristine asset (loan) quality. With adding over $4 million to our reserve for loan losses while incurring less than $350,000 in net loan losses (0.01 percent of the total loan portfolio), our asset quality improvement rivaled the success we had in asset growth. Very comforting performance in a very difficult year for so many.

Along with that balance sheet growth, we had our best year ever in the sale of residential mortgages on the secondary market and our best year ever in fiduciary and wealth management. Those successes along with strong performances in other fee-based services drove us to grow non-interest income by over $5 million, an increase of over 41 percent in one year.

Supplementing our core efforts in 2020 was the company’s impressive performance in the Federal Government’s Paycheck Protection Program. Throughout 2020, Mid Penn Bank originated over 4,100 PPP loans, totaling over $630 million of loans, helping to protect over 55,000 jobs in the process. Those efforts led to a significant amount of interest income, while also being a catalyst for organic growth as we more fully developed the relationships with those PPP borrowers. Our 2020 story cannot be written without significant mention of the importance of that PPP success. As a community banking company, our stated mission is to support our customers and our communities, and the PPP allowed us to do that at a time when our customers and the communities we support needed it most. These record results are a reward for that effort.

With our fourth quarter 2020 success, the Board of Directors is pleased to announce a quarterly stock dividend of $0.19 per common share, an increase of $0.01 per common share when compared to each of the other three quarters of 2020. As the company succeeds, our shareholders succeed, both with that dividend and in the increase in our tangible book value as noted above.

OPERATING RESULTS

Net Interest Income and Net Interest Margin

For the year ended December 31, 2020, net interest income was $88,208,000, an increase of $18,060,000 or 26 percent compared to net interest income of $70,148,000 for the year ended December 31, 2019. The primary sources of the increased net interest income growth for the year included (i) $2,292,000 of interest income from core loan growth, (ii) reduced interest expense due to a lower cost of deposits, and (iii) the recognition of $13,137,000 of PPP loan processing fees generated as a result of Mid Penn’s participation in the PPP, with $8,183,000 of PPP fees recognized in the fourth quarter of 2020.  These PPP fees are recognized into interest income over the term of the respective loan (most have a 24-month maturity), or sooner if the loans are forgiven by the Small Business Administration or the borrowers otherwise pay down principal prior to a loan’s stated maturity.

Mid Penn’s tax-equivalent net interest margin for the year ended December 31, 2020 was 3.48 percent versus 3.57 percent for the year ended December 31, 2019.  The yield on interest-earning assets decreased from 4.83 percent for 2019 to 4.25 percent for 2020.  The net interest margin and yields on loans and interest-earning assets reflect the recognition of PPP loan processing fees in total interest income. Though the average balance of interest-earning assets increased year over year, the yields on interest-earning assets declined due to both (i) the significant average balance of PPP loans, which earn interest at a rate of 1 percent while outstanding, and (ii) reductions in market interest rates subsequent to December 2019 consisting of 1.50 percent of combined Federal Open Market Committee (“FOMC”) rate cuts during March 2020 in response to the COVID-19 pandemic.  The total cost of deposits for the year ended December 31, 2020 favorably decreased to 0.72 percent compared to 1.19 percent for the year ended December 31, 2019 as a result of the aforementioned growth in noninterest-bearing deposits, and from deposit rate decrease adjustments made during the year, including those made in response to the March 2020 FOMC rate cuts.

Noninterest Income

For the year ended December 31, 2020, noninterest income totaled $17,908,000, an increase of $5,287,000 or 42 percent, compared to noninterest income of $12,621,000 for the same period 2019.

Mortgage banking income was $9,682,000 for the year ended December 31, 2020, an increase of $5,911,000 or more than double the mortgage banking income of $3,771,000 recorded during the year ended December 31, 2019.  As mortgage interest rates declined and remained low for most of 2020, Mid Penn significantly increased residential mortgage originations (both purchase and refinance activity) and secondary-market loan sales and gains during 2020.

ATM debit card interchange income was $1,960,000 for the year ended December 31, 2020, an increase of $366,000 or 23 percent compared to interchange income of $1,594,000 for the year ended December 31, 2019. The increase resulted from increasing card-based transaction usage across our expanding checking account customer base.

Income from fiduciary and wealth management activities was $1,694,000 for the year ended December 31, 2020, an increase of $278,000 or 20 percent, compared to fiduciary income of $1,416,000 for the same period in 2019. These additional revenues were attributed to growth in trust assets under management and increased sales of retail investment products.

Net gains on sales of investment securities were $467,000 for the year ended December 31, 2020, a decrease of $1,411,000 compared to net gains on sales of securities of $1,878,000 for the year ended December 31, 2019.  During the fourth quarter of 2019, Mid Penn  adopted Accounting Standards Update (“ASU”) 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments and, as part of the adoption, Mid Penn reclassified several held-to-maturity debt securities with an aggregate amortized cost of $67,100,000 to the available-for-sale category.  Through implementation of planned organic hedging activities as part of Mid Penn’s interest rate risk management, all the reclassified securities were subsequently sold, and Mid Penn realized a pre-tax gain on the sales of $1,779,000 in 2019.  Investment sales and gains during the twelve months ended December 31, 2020 reflect the continued implementation of asset/liability management strategies, which included effectively using some of these gains to offset $165,000 of debt prepayment penalties, recorded within other noninterest expenses, associated with the early redemption of higher-cost FHLB advances.

Service charges on deposits were $637,000 during the year ended December 31, 2020, reflecting a decrease of $247,000 or 28 percent when compared to the same period in 2019.  The decrease is primarily due to less overdraft activity and decreased nonsufficient funds fees charged to deposit customers.

Net gains on sales of SBA loans were $442,000 for the year ended December 31, 2020, a decrease of $389,000 or 47 percent compared to net gains on sales of SBA loans of $831,000 during the same period of 2019.  Much of the decrease is due to the temporary shift of the resources in our SBA lending function to focus on the SBA-administered PPP loan processing, funding, and forgiveness during 2020.

Other income was $2,333,000 for the year ended December 31, 2020, an increase of $813,000 compared to other income of $1,520,000 for the year ended December 31, 2019.  The increase in other income was primarily driven by higher volumes of fee-based income, including loan-level swap fees, wire transfer fees, letter of credit fees, and credit card program referrals and royalties.

Noninterest Expense

For the year ended December 31, 2020, noninterest expense totaled $70,577,000, an increase of $10,624,000 or 18 percent, compared to noninterest expense of $59,953,000 for the year ended December 31, 2019.

Salaries and employee benefits were $37,758,000 for the year ended December 31, 2020, an increase of $5,398,000 or 17 percent, versus the same period in 2019, with the increase primarily attributable to (i) increased commissions expense, commensurate with the mortgage loan origination and sales success of the mortgage banking group;  (ii) increased compensation expense for  the substantial time and effort devoted to the PPP loan initiative by many of our business development officers and staff members during 2020; and (iii) the addition of private banking and insurance business development professionals in our new nonbank subsidiaries focused on wealth management and insurance services.

Software licensing and utilization costs were $5,286,000 for the year ended December 31, 2020, an increase of $892,000 or 20 percent compared to $4,394,000 for the year ended December 31, 2019.  This increase reflects the additional costs from both transaction volume-based charges, and licensing fees related to the addition of new staff and locations added since December 31, 2019, as well as costs associated with ensuring secure connectivity for an increased volume of employees working remotely in response to the COVID-19 restrictions.  Additionally, Mid Penn continued to invest in upgrades to internal systems, networks, storage capabilities, cybersecurity management, and data security mechanisms to enhance data management and security capabilities responsive to both the larger company profile and increasing complexity of information technology management.

FDIC assessment expense was $1,680,000 for the year ended December 31, 2020, an increase of $841,000 or more than double the $839,000 of FDIC assessment expense recognized during the year ended December 31, 2019.  The lower assessment expense for the year ended December 31, 2019 reflected the receipt of $492,000 of FDIC small bank assessment credits in 2019.  Similar credits were not received in 2020.  Additionally, the total base assessment expense increased for 2020 when compared to 2019, primarily due to the significant year-over-year increase in total average assets of the Bank on which the assessment is based.

Community and charitable contributions qualifying for State tax credits totaled $1,342,000 for the year ended December 31, 2020, an increase of $587,000 compared to similar program contributions of $755,000 for the year ended December 31, 2019.  Mid Penn was approved by the Commonwealth of Pennsylvania to contribute an increased tax-credit-qualifying amount to participants within Pennsylvania’s Department of Community and Economic Development (“DCED”) Educational Improvement Tax Credit Program (“EITC”), and to moderate-to-low income housing projects in the DCED’s Neighborhood Assistance Program (“NAP”)  during the year ended December 31, 2020. These EITC and NAP contributions in 2020 generated tax credits totaling $1,132,000 to be applied to Mid Penn’s Pennsylvania bank shares tax liability.  These contributions and programs are also key elements of Mid Penn’s Community Reinvestment Act compliance activities.

Pennsylvania bank shares tax expense was $583,000 for the year ended December 31, 2020, a decrease of $194,000 or 25 percent compared to $777,000 for the year ended December 31, 2019.  The decrease in shares tax expense generally reflects the aforementioned larger dollar volume of donations made, which qualified for PA shares tax credits.

Mortgage banking profit-sharing expense totaled $2,004,000 and related to payments to third-party principals commensurate with the record-level of earnings success within the Southeastern Pennsylvania mortgage banking group at Mid Penn for the year ended December 31, 2020.  Similar expenses were not recognized during the year ended December 31, 2019 as the group did not generate profit-sharing qualifying earnings in 2019.

Marketing and advertising expense was $542,000 for the year ended December 31, 2020, a decrease of $364,000 or 40 percent compared to $906,000 during the same period in 2019.  The year of 2019 reflected additional advertising expense and promotional items expense to increase regional recognition and knowledge of Mid Penn’s First Priority Bank and expanded mortgage origination operations in Southeastern Pennsylvania.  Similar expenses were not recognized in 2020.  Additionally, as a result of the pandemic, in-person promotional events were significantly reduced in 2020, resulting in less advertising and promotional items expense.

The loss on the sale or write-down of foreclosed assets was $333,000 during the year ended December 31, 2020 as compared to a gain on the sale or write-down of foreclosed assets of $15,000 during the year ended December 31, 2019.  The 2020 expense is attributable to write-downs taken on two related foreclosed assets totaling $358,000 during the year ended December 31, 2020.  These write-downs were partially offset by $25,000 of collective gains on the sale of certain smaller foreclosed real estate properties during 2020.

The provision for income taxes was $5,130,000 during the year ended December 31, 2020, an increase of $1,405,000 or 38 percent compared to $3,725,000 for the same period in 2019. The provision for income taxes for the year ended December 31, 2020 reflects an effective Federal tax rate of 16.8%, compared to an effective Federal tax rate of 17.8% for the year ended December 31, 2019.  The full-year tax provision through December 31, 2020 includes both (i) the impact of certain CARES Act provisions allowing for the carryback of federal tax net operating losses (NOLs) to prior periods in which the Federal tax rate was 34 percent totaling $318,000, and (ii) the full-year impact of tax credits recognized related to Mid Penn’s investment in a low-income housing project in Dauphin County, Pennsylvania totaling $861,000.  In addition to federal taxes, the provision covers $157,000 of state income taxes that Mid Penn pays to the states of New Jersey, Maryland, and Delaware for revenues sourced in those respective States.

FINANCIAL CONDITION

Loans

Total loans at December 31, 2020 were $2,384,041,000 compared to $1,762,756,000 at December 31, 2019, an increase of $621,285,000 or 35 percent since year-end 2019.  Much of the growth is attributable to the funding of PPP loans during the second and third quarters of 2020, with $388,313,000 of PPP loans still outstanding as of December 31, 2020, net of deferred PPP processing fees of $7,746,000.  The annual loan growth also reflects an increase of $232,972,000 in core (non-PPP) loans, or a 13 percent organic loan growth rate, primarily in commercial real estate credits, and commercial and industrial financing loans.

Investments

Mid Penn’s portfolio of held-to-maturity securities, recorded at amortized cost, decreased $8,185,000 to $128,292,000 as of December 31, 2020, as compared to $136,477,000 as of December 31, 2019.  Mid Penn’s total available-for-sale securities portfolio decreased $31,261,000 or 84 percent, from $37,009,000 at December 31, 2019 to $5,748,000 at December 31, 2020.  The year ended December 31, 2020 reflected a higher volume of calls of both available-for-sale and held-to-maturity securities as market rates dropped due to both changes in the yield curve and from the FOMC reducing rates in response to the COVID-19 pandemic, leading to certain U.S. Agencies and other security issuers to execute calls on some higher coupon securities.  Additionally, Mid Penn initiated some sales of available-for-sale investment securities for both strategic portfolio and asset liability management objectives.

Deposits

Total deposits increased $562,186,000 or over 29 percent, from $1,912,394,000 at December 31, 2019, to $2,474,580,000 at December 31, 2020.  Deposit growth was led by substantial increases in noninterest-bearing balances and money market deposits, primarily due to both new and expanded cash management and commercial deposit account relationships, including those from new customer relationships and deposits established as a result of Mid Penn’s PPP loan activities.

Short-Term Borrowings

Short-term borrowings of $125,617,000 at December 31, 2020 consisted entirely of Mid Penn’s utilization of the Federal Reserve’s PPPLF.  The PPPLF allows banks to pledge PPP loans as collateral to borrow funds for up to a term of five years (to match the term of the respective PPP loans) at an interest rate of 0.35 percent.  Mid Penn had no short-term borrowings as of December 31, 2019.

Long-Term Debt

Long-term debt increased from $32,903,000 at December 31, 2019 to $75,115,000 at December 31, 2020.  During the second quarter of 2020, Mid Penn executed a new Federal Home Loan Bank (“FHLB”) two-year term lower-cost borrowing of $70,000,000 to fund anticipated core loan growth.  This increase was partially offset by the prepayment of $27,500,000 of higher-cost long-term FHLB borrowings.  Mid Penn recognized $165,000 of FHLB prepayment penalties, which were recorded within other noninterest expenses on the Consolidated Statements of Income.  Mid Penn recognized $93,000 of FHLB prepayment penalties during the year ended December 31, 2019 attributable to the prepayment of $20,000,000 of higher-cost FHLB borrowings.

Subordinated Debt

Subordinated debt outstanding increased $17,510,000 or 65 percent, from $27,070,000 at December 31, 2019 to $44,580,000 at December 31, 2020.  The year-over-year increase reflects the net impact of three subordinated debt transactions:

•

In March 2020, Mid Penn issued an aggregate of $15,000,000 of Subordinated Debt Notes due March 2030 (the “March 2030 Notes”) to accredited investors.  The March 2030 Notes bear interest at a rate of 4 percent per year for the first five years and then float at the Wall Street Journal’s Prime Rate, and are intended to be treated as Tier 2 capital for regulatory capital purposes.

•

In December 2020, Mid Penn issued an aggregate of $12,150,000 of Subordinated Debt Notes due December 2030 (the “December 2030 Notes”) to accredited investors.  The December 2030 Notes bear interest at a rate of 4.5 percent per year for the first five years and then float at the Wall Street Journal’s Prime Rate, and are intended to be treated as Tier 2 capital for regulatory capital purposes.

•

Also, during the fourth quarter of 2020, Mid Penn redeemed $9,500,000 in subordinated debt assumed in 2018 in conjunction with Mid Penn’s acquisition of First Priority Bank.  The First Priority subordinated debt paid a high fixed rate of interest of 7 percent, and was redeemed promptly following the expiration of the noncallable period.  Mid Penn recognized prepayment fees of $143,000 related to the early redemption, which are included in other noninterest expenses.

Capital

Shareholders’ equity increased by $17,814,000 or 7 percent from $237,874,000 as of December 31, 2019 to $255,688,000 as of December 31, 2020. The increase in shareholders’ equity primarily reflects the growth in retained earnings through year-to-date net income, net of dividends paid.  Some of the increase was offset by the initiation of Mid Penn’s treasury stock repurchase program, which reflected total common stock buybacks of $1,795,000 as of December 31, 2020.  A total of 92,652 common shares were repurchased at a discount to tangible book value per share, with an average cost of $19.37 per share.  Regulatory capital ratios for both Mid Penn and its banking subsidiary exceeded regulatory “well-capitalized” levels at both December 31, 2020 and December 31, 2019.

ASSET QUALITY and COVID-19 IMPACT

The allowance for loan and lease losses as a percentage of total loans was 0.56% at December 31, 2020, compared to 0.54% at December 31, 2019, and 0.52% at December 31, 2018. Excluding PPP loans, which are guaranteed by the SBA and have no associated allowance, the allowance for loan and lease losses as a percentage of core loans was 0.67% as of December 31, 2020.  Loan loss reserves as a percentage of nonperforming loans were 84% at December 31, 2020, compared to 79% at December 31, 2019, and 75% at December 31, 2018.  Mid Penn had net loan charge-offs of $333,000 and $272,000 for the years ended December 31, 2020 and 2019, respectively.

The provision for loan losses was $4,200,000 for the year ended December 31, 2020, an increase of over 200 percent compared to a provision for loan losses of $1,390,000 for the year ended December 31, 2019.  The allowance for loan losses and the related provision reflect Mid Penn’s continued application of the incurred loss method for estimating credit losses as Mid Penn is not yet required to adopt the current expected credit loss (“CECL”) accounting standard.  The increase in the loan loss reserves and the provision was primarily the result of (i) providing for the year-to-date core loan growth (excluding PPP loans), which was over 13 percent during the year ended December 31, 2020, and (ii) an increase in qualitative factors related to economic and external conditions when compared to prior periods, with such changes driven by the potential for ongoing financial implications from the COVID-19 pandemic on Mid Penn’s customers and market area.

Total nonperforming assets were $15,644,000 at December 31, 2020, an increase compared to nonperforming assets of $12,156,000 at December 31, 2019. The increase in nonperforming assets was primarily the result of one loan relationship totaling $2,331,000 being reclassified to nonaccrual status. Mid Penn believes this loan relationship reclassified as nonaccrual in 2020 is adequately collateralized, and the Bank expects to realize full principal without the need for a specific reserve for this relationship.  Nonperforming assets were 0.66% of the total of loans plus other real estate assets as of December 30, 2020, compared to 0.69% as of December 31, 2019.  Foreclosed real estate decreased from $196,000 at December 31, 2019 to $134,000 at December 31, 2020.

The CARES Act signed in March 2020, along with a joint agency statement issued by banking agencies, provided that short-term modifications made in response to COVID-19 to current and performing borrowers did not need to be accounted for as troubled debt restructurings. Depending upon the specific needs and circumstances affecting each borrower, the majority of these modifications ranged from deferrals of both principal and interest payments, with some borrowers reverting to interest-only payments.  The majority of the deferrals were granted for a period of three months, but some as long as six months, depending upon management’s specific evaluation of each borrower’s circumstances.  Interest continued to accrue on loans modified under the CARES Act during the deferral period.  During 2020, Mid Penn had provided loan modifications meeting the CARES Act qualifications to over 1,000 borrowers.  Mid Penn remains in communication with each of these borrowers to assess the ongoing credit status of the borrowers, and may make further adjustments to a borrower’s relationship at some future time if warranted for the specific situation.    As of December 31, 2020, the principal balance of loans remaining in this CARES Act qualifying deferment status totaled $11,681,000, or less than 1 percent of the total loan portfolio, a reduction compared to September 30, 2020, when $32,851,000 of loans, representing 1 percent of the total loan portfolio, were in this deferment status.  Most borrowers granted a CARES Act deferral have returned to regular payment status.   As more borrowers completed their deferral period subsequent to year-end 2020, the remaining balances outstanding in deferment under the CARES Act qualifications as of January 26, 2021 decreased to $8,126,000 of principal.

Asset quality measures did not reflect any new impaired assets or specific reserve allocations related to the financial impact of the COVID-19 pandemic, though Bank management is continuously and closely monitoring and evaluating the impact of the COVID-19 situation on the portfolio.   Management believes, based on information currently available, that the allowance for loan and lease losses of $13,382,000 is adequate as of December 31, 2020, to cover probable and estimated loan losses in the portfolio.

FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
per share data)	2020	2020	2020	2020	2019

Cash and cash equivalents	$303,724	$195,357	$143,755	$140,758	$139,030
Investment securities	134,555	150,333	158,879	195,383	173,486
Loans	2,384,041	2,521,827	2,445,765	1,798,149	1,762,756
Allowance for loan and lease losses	(13,382)	(12,170)	(11,067)	(10,014)	(9,515)
Net loans	2,370,659	2,509,657	2,434,698	1,788,135	1,753,241
Goodwill and other intangibles	67,200	67,631	67,948	68,275	68,598
Other assets	122,810	129,957	117,085	107,200	96,820
Total assets	$2,998,948	$3,052,935	$2,922,365	$2,299,751	$2,231,175

Noninterest-bearing deposits	$536,224	$534,918	$564,834	$347,532	$310,036
Interest-bearing deposits	1,938,356	1,921,480	1,761,479	1,625,749	1,602,358
Total deposits	2,474,580	2,456,398	2,326,313	1,973,281	1,912,394
Borrowings and subordinated debt	245,312	321,013	331,228	65,423	59,973
Other liabilities	23,368	27,335	21,479	21,536	20,934
Shareholders' equity	255,688	248,189	243,345	239,511	237,874
Total liabilities and shareholders' equity	$2,998,948	$3,052,935	$2,922,365	$2,299,751	$2,231,175

Book Value per Common Share	$30.37	$29.49	$28.94	$28.23	$28.05
Tangible Book Value per Common Share *	$22.39	$21.46	$20.86	$20.18	$19.96

* Non-GAAP measure; see Reconciliation of Non-GAAP Measures

OPERATING HIGHLIGHTS (Unaudited):

	Three Months Ended					Year Ended
(Dollars in thousands, except	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,
per share data)	2020	2020	2020	2020	2019	2020	2019

Interest income	$31,926	$26,122	$26,188	$23,699	$23,935	$107,935	$95,312
Interest expense	4,137	4,714	4,842	6,034	6,630	19,727	25,164
Net Interest Income	27,789	21,408	21,346	17,665	17,305	88,208	70,148
Provision for loan and lease losses	1,500	1,100	1,050	550	235	4,200	1,390
Noninterest income	6,050	5,302	3,622	2,934	4,695	17,908	12,621
Noninterest expense	21,419	18,174	15,403	15,581	16,171	70,577	59,953
Income before provision for income taxes	10,920	7,436	8,515	4,468	5,594	31,339	21,426
Provision for income taxes	1,909	889	1,682	650	1,186	5,130	3,725
Net income	$9,011	$6,547	$6,833	$3,818	$4,408	$26,209	$17,701

Basic Earnings per Common Share	$1.07	$0.78	$0.81	$0.45	$0.52	$3.11	$2.09
Diluted Earnings per Common Share	$1.06	$0.78	$0.81	$0.45	$0.52	$3.10	$2.09
Return on Average Equity	14.34%	10.64%	11.41%	6.43%	7.41%	10.76%	7.67%

	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2020	2020	2020	2020	2019
Tier 1 Capital (to Average Assets)	6.8%	6.6%	6.6%	7.8%	7.8%
Common Tier 1 Capital (to Risk Weighted Assets)	9.6%	9.5%	9.5%	9.6%	9.8%
Tier 1 Capital (to Risk Weighted Assets)	9.6%	9.5%	9.5%	9.6%	9.8%
Total Capital (to Risk Weighted Assets)	12.6%	12.3%	12.4%	12.5%	11.9%

RECONCILIATION OF NON-GAAP MEASURES (Unaudited):

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value.  We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets.  Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value.   Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

Tangible Book Value Per Share

(Dollars in thousands, except	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
per share data)	2020	2020	2020	2020	2019

Shareholders' Equity	$255,688	$248,189	$243,345	$239,511	$237,874
Less: Goodwill	62,840	62,840	62,840	62,840	62,840
Less: Core Deposit and Other Intangibles	4,360	4,791	5,108	5,435	5,758
Tangible Equity	$188,488	$180,558	$175,397	$171,236	$169,276

Common Shares Outstanding	8,419,183	8,415,589	8,408,401	8,484,328	8,480,938

Tangible Book Value per Share	$22.39	$21.46	$20.86	$20.18	$19.96

CONSOLIDATED BALANCE SHEETS (Unaudited):

(Dollars in thousands, except share data)	Dec. 31, 2020	Dec. 31, 2019
ASSETS
Cash and due from banks	$31,284	$25,746
Interest-bearing balances with other financial institutions	1,541	4,657
Federal funds sold	270,899	108,627
Total cash and cash equivalents	303,724	139,030

Investment securities held to maturity, at amortized cost	128,292	136,477
(fair value $132,794 and $137,476)
Investment securities available for sale, at fair value	5,748	37,009
Equity securities available for sale, at fair value	515	507
Loans held for sale	25,506	8,422
Loans and leases, net of unearned interest	2,384,041	1,762,756
Less: Allowance for loan and lease losses	(13,382)	(9,515)
Net loans and leases	2,370,659	1,753,241

Bank premises and equipment, net	24,886	24,937
Operating lease right of use asset	10,157	11,442
Finance lease right of use asset	3,267	3,447
Cash surrender value of life insurance	17,183	16,881
Restricted investment in bank stocks	7,594	4,902
Accrued interest receivable	12,971	7,964
Deferred income taxes	3,619	2,810
Goodwill	62,840	62,840
Core deposit and other intangibles, net	4,360	5,758
Foreclosed assets held for sale	134	196
Other assets	17,493	15,312
Total Assets	$2,998,948	$2,231,175
LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$536,224	$310,036
Interest-bearing demand	605,567	458,451
Money Market	720,506	488,748
Savings	195,038	177,737
Time	417,245	477,422
Total Deposits	2,474,580	1,912,394

Short-term borrowings	125,617	—
Long-term debt	75,115	32,903
Subordinated debt	44,580	27,070
Operating lease liability	11,200	12,544
Accrued interest payable	2,007	2,208
Other liabilities	10,161	6,182
Total Liabilities	2,743,260	1,993,301

Shareholders' Equity:
Common stock, par value $1.00 per share; 20,000,000 shares authorized; Shares issued: 8,511,835 at Dec. 31, 2020 and 8,480,938 at Dec. 31, 2019; Shares outstanding: 8,419,183 at Dec. 31, 2020 and 8,480,938 at Dec. 31, 2019	8,512	8,481
Additional paid-in capital	178,853	178,159
Retained earnings	70,175	50,891
Accumulated other comprehensive (loss) income	(57)	343
Treasury stock, at cost; 92,652 shares at December 31, 2020	(1,795)	—
Total Shareholders’ Equity	255,688	237,874
Total Liabilities and Shareholders' Equity	$2,998,948	$2,231,175

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

(Dollars in thousands, except per share data)	Years Ended December 31,
	2020	2019	2018
INTEREST INCOME
Interest and fees on loans and leases	$103,507	$88,078	$61,692
Interest and dividends on investment securities:
U.S. Treasury and government agencies	1,631	3,084	3,518
State and political subdivision obligations, tax-exempt	1,008	2,046	2,323
Other securities	1,253	782	595
Total interest and dividends on investment securities	3,892	5,912	6,436

Interest on interest-bearing balances	39	100	75
Interest on federal funds sold	497	1,222	451
Total Interest Income	107,935	95,312	68,654
INTEREST EXPENSE
Interest on deposits	16,399	21,550	10,884
Interest on short-term borrowings	371	470	207
Interest on long-term and subordinated debt	2,957	3,144	1,629
Total Interest Expense	19,727	25,164	12,720
Net Interest Income	88,208	70,148	55,934
PROVISION FOR LOAN AND LEASE LOSSES	4,200	1,390	500
Net Interest Income After Provision for Loan and Lease Losses	84,008	68,758	55,434
NONINTEREST INCOME
Income from fiduciary activities	1,694	1,416	1,155
Service charges on deposits	637	884	933
Net gain on sales of investment securities	467	1,878	137
Earnings from cash surrender value of life insurance	301	314	286
Mortgage banking income	9,682	3,771	751
ATM debit card interchange income	1,960	1,594	1,253
Merchant services income	392	413	347
Net gain on sales of SBA loans	442	831	561
Other income	2,333	1,520	2,039
Total Noninterest Income	17,908	12,621	7,462
NONINTEREST EXPENSE
Salaries and employee benefits	37,758	32,360	23,862
Occupancy expense, net	5,505	5,352	4,019
Equipment expense	2,910	2,647	2,186
Software licensing and utilization	5,286	4,394	3,609
FDIC Assessment	1,680	839	772
Legal and professional fees	1,665	1,679	1,117
Charitable contributions qualifying for State tax credits	1,342	755	585
Mortgage banking profit-sharing expense	2,004	—	—
Pennsylvania Bank Shares Tax expense	583	777	225
Marketing and advertising expense	542	906	1,025
Telephone expense	539	609	621
Loss (gain) on sale or write-down of foreclosed assets	333	(15)	4
Intangible amortization	1,398	1,430	1,224
Merger and acquisition expense	—	—	4,790
Other expenses	9,032	8,220	6,132
Total Noninterest Expense	70,577	59,953	50,171
INCOME BEFORE PROVISION FOR INCOME TAXES	31,339	21,426	12,725
Provision for income taxes	5,130	3,725	2,129
NET INCOME	26,209	17,701	10,596
Series D preferred stock dividends	—	—	102
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$26,209	$17,701	$10,494

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$3.11	$2.09	$1.48
Diluted Earnings Per Common Share	$3.10	$2.09	$1.48
Cash Dividends Declared	$0.82	$0.79	$0.45

NET INTEREST MARGIN, (Unaudited):

	Income and Rates on a Taxable Equivalent Basis for Years Ended
(Dollars in thousands)	December 31, 2020				December 31, 2019				December 31, 2018
	Average			Average	Average			Average	Average			Average
	Balance	Interest		Rates	Balance	Interest		Rates	Balance	Interest		Rates
ASSETS:
Interest Bearing Balances	$3,593	$39		1.09%	$5,236	$100		1.91%	$4,983	$75		1.51%
Investment Securities:
Taxable	112,636	2,524		2.24%	149,187	3,442		2.31%	165,422	3,838		2.32%
Tax-Exempt	49,410	1,276	(a)	2.58%	89,011	2,590	(a)	2.91%	102,656	2,940	(a)	2.86%
Total Securities	162,046	3,800		2.35%	238,198	6,032		2.53%	268,078	6,778		2.53%

Federal Funds Sold	135,243	497		0.37%	63,436	1,222		1.93%	25,745	451		1.75%
Loans and Leases, Net	2,247,002	103,871	(b)	4.62%	1,678,000	88,398	(b)	5.27%	1,243,987	61,965	(b)	4.98%
Restricted Investment in Bank Stocks	6,554	360		5.49%	5,964	424		7.11%	3,567	275		7.71%
Total Earning Assets	2,554,438	108,567		4.25%	1,990,834	96,176		4.83%	1,546,360	69,544		4.50%

Cash and Due from Banks	33,485				30,134				29,408
Other Assets	170,506				145,996				89,953
Total Assets	$2,758,429				$2,166,964				$1,665,721

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$538,385	$3,423		0.64%	$415,359	$4,331		1.04%	$371,873	$2,447		0.66%
Money Market	605,552	4,072		0.67%	443,248	7,355		1.66%	309,705	2,990		0.97%
Savings	186,132	346		0.19%	187,927	641		0.34%	191,686	540		0.28%
Time	443,607	8,558		1.93%	471,241	9,223		1.96%	324,853	4,907		1.51%
Total Interest-bearing Deposits	1,773,676	16,399		0.92%	1,517,775	21,550		1.42%	1,198,117	10,884		0.91%

Short-term Borrowings	106,233	371		0.35%	16,557	470		2.84%	8,833	207		2.34%
Long-term Debt	66,609	999		1.50%	54,634	1,580		2.89%	17,292	462		2.67%
Subordinated Debt	38,740	1,958		5.05%	27,073	1,564		5.78%	21,324	1,167		5.47%
Total Interest-bearing Liabilities	1,985,258	19,727		0.99%	1,616,039	25,164		1.56%	1,245,566	12,720		1.02%

Noninterest-bearing Demand	505,094				296,872				232,562
Other Liabilities	24,435				23,325				12,030
Shareholders' Equity	243,642				230,728				175,563
Total Liabilities & Shareholders' Equity	$2,758,429				$2,166,964				$1,665,721

Net Interest Income (taxable equivalent basis)		$88,840				$71,012				$56,824
Taxable Equivalent Adjustment		(632)				(864)				(890)
Net Interest Income		$88,208				$70,148				$55,934

Total Yield on Earning Assets				4.25%				4.83%				4.50%
Rate on Supporting Liabilities				0.99%				1.56%				1.02%
Average Interest Spread				3.26%				3.27%				3.48%
Net Interest Margin				3.48%				3.57%				3.67%

(a)

Includes tax-equivalent adjustments on interest from tax-free municipal securities of $268,000, $544,000 and $617,000 for the years ended December 31, 2020, 2019 and 2018, respectively.  Tax-equivalent adjustments were calculated using statutory tax rate of 21% at December 31, 2020, 2019 and 2018.

(b)

Includes tax-equivalent adjustments on interest from tax-free municipal loans of $364,000, $320,000 and $273,000 for the years ended December 31, 2020, 2019 and 2018, respectively.  Tax-equivalent adjustments were calculated using statutory tax rate of 21% at December 31, 2020, 2019 and 2018.

NET INTEREST MARGIN, CONTINUED (Unaudited):

	Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
(Dollars in thousands)	December 31, 2020				September 30, 2020
	Average			Average	Average			Average
	Balance	Interest		Rates	Balance	Interest		Rates
ASSETS:
Interest Bearing Balances	$2,245	$2		0.35%	$3,798	$3		0.31%
Investment Securities:
Taxable	92,317	490		2.11%	99,498	545		2.18%
Tax-Exempt	54,394	348	(a)	2.55%	51,668	335	(a)	2.58%
Total Securities	146,711	838		2.27%	151,166	880		2.32%

Federal Funds Sold	195,962	50		0.10%	132,002	34		0.10%
Loans and Leases, Net	2,442,562	31,094	(b)	5.06%	2,482,011	25,229	(b)	4.04%
Restricted Investment in Bank Stocks	7,285	103		5.62%	7,215	139		7.66%
Total Earning Assets	2,794,765	32,087		4.57%	2,776,192	26,285		3.77%

Cash and Due from Banks	36,831				38,065
Other Assets	180,862				177,724
Total Assets	$3,012,458				$2,991,981

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$610,904	$650		0.42%	$573,178	$814		0.56%
Money Market	682,730	713		0.42%	659,913	881		0.53%
Savings	193,271	67		0.14%	190,528	80		0.17%
Time	423,573	1,813		1.70%	419,612	1,992		1.89%
Total Interest-bearing Deposits	1,910,478	3,243		0.68%	1,843,231	3,767		0.81%

Short Term Borrowings	166,284	145		0.35%	203,854	181		0.35%
Long-term Debt	75,146	208		1.10%	81,534	258		1.26%
Subordinated Debt	41,823	541		5.15%	41,990	508		4.81%
Total Interest-bearing Liabilities	2,193,731	4,137		0.75%	2,170,609	4,714		0.86%

Noninterest-bearing Demand	544,678				552,576
Other Liabilities	23,997				24,032
Shareholders' Equity	250,052				244,764
Total Liabilities & Shareholders' Equity	$3,012,458				$2,991,981

Net Interest Income (taxable equivalent basis)		$27,950				$21,571
Taxable Equivalent Adjustment		(161)				(163)
Net Interest Income		$27,789				$21,408

Total Yield on Earning Assets				4.57%				3.77%
Rate on Supporting Liabilities				0.75%				0.86%
Average Interest Spread				3.82%				2.90%
Net Interest Margin				3.98%				3.09%

(a)

Includes tax-equivalent adjustments on interest from tax-free municipal securities of $73,000 for the three months ended December 31, 2020 and $70,000 for the three months ended September 30, 2020. Tax-equivalent adjustments were calculated using statutory tax rate of 21% at December 31, 2020 and September 30, 2020.

(b)  Includes tax-equivalent adjustments on interest from tax-free municipal loans of $88,000 for the three months ended December 31, 2020 and $93,000 for the three months ended September 30, 2020, respectively. Tax-equivalent adjustments were calculated using statutory tax rate of 21% at December 31, 2020 and September 30, 2020.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.  The statements are valid only as of the date hereof and Mid Penn Bancorp, Inc. disclaims any obligation to update this information.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

A specific factor that may cause results to differ materially from forward-looking statements relates to the COVID-19 pandemic, which could have a negative impact on our business and operations. While Mid Penn has a special operating plan in place during the pandemic, the COVID-19 impact has disrupted the normal operations of our business (including communications and technology), and the finances and typical practices of our deposit and loan clients, suppliers, third-party vendors and counterparties. The COVID-19 pandemic could impact us negatively to the extent that it results in increased credit losses and decreased market values of collateral securing loans, reduced capital markets activity, lower asset price levels, or disruptions in general economic activity in the United States or abroad, or in financial market settlement functions or the realization of other risk factors described herein.  This impact could extend beyond the current short-term stress to affect longer-term economic growth negatively, which could have an adverse effect on our business and operations.  It could also adversely affect the financial stability of our deposit and loan clients, suppliers, third-party vendors and counterparties, in ways that we are unable to predict.

For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.